EXHIBIT 5.1

Gracin & Marlow, LLP
 The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone (212) 907-6457
Facsimile: (212) 208-4657
www.gracinmarlow.com
 June 21, 2016

Agritech Worldwide, Inc.
1011 Campus Drive
Mundelein, Illinois 60060

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-185517)

Ladies and Gentlemen:

We have acted as counsel to Agritech Worldwide, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-185517) (the “Registration Statement”), originally filed by Z Trim Holdings, Inc., an Illinois corporation (the “Predecessor Registrant”), registering up to 18,000,000 shares of common stock, par value $0.00005 per share, of the Company (the “Shares”) under the Z Trim Holdings, Inc. Incentive Compensation Plan (the “Plan”).

The Company became the successor to the Predecessor Registrant on March 23, 2016 for purposes of Rule 414 under the Securities Act as a result of the reincorporation merger (the “Reincorporation”) of the Predecessor Registrant with and into the Company, then a wholly owned subsidiary of the Predecessor Registrant established for such purpose, with the Company being the surviving corporation. The Reincorporation became effective on March 23, 2016, at which time the separate corporate existence of the Predecessor Registrant ceased.  In connection with the Reincorporation, the Company assumed the Plan (including any and all outstanding award agreements under such Plan).

For purposes of this opinion letter, we have examined the Plan, the Post-Effective Amendment, the Registration Statement, the Articles of Incorporation, as currently in effect, and the Bylaws, as currently in effect, of the Company, resolutions of the Company’s Board of Directors authorizing the Plan, the Reincorporation and related matters, and such other documents as we have considered necessary.

We have also assumed that any Shares to be offered and sold from time to time will be duly authorized and issued in accordance with the Articles of Incorporation and the Bylaws of the Company, the authorizing resolutions of the Board of Directors of the Company or a committee thereof and applicable law, and that any certificates evidencing such Shares will be duly executed and delivered, against receipt of the consideration approved by the Company.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the Post-Effective Amendment shall have become effective, the Shares have been issued in accordance with the Plan and, where applicable, the consideration for the Shares specified in the Plan has been received by the Company, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the Nevada Revised Statutes.  This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Gracin & Marlow, LLP